UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Invitae Corporation

(Name of Registrant as Specified In Its Charter)

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Invitae Corporation

1400 16th Street

San Francisco, California 94103

(415) 374-7782

April 29, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Invitae Corporation, which will be held at 4:00 p.m., Pacific Time, on Monday, June 8, 2020. In light of the on-going developments related to the COVID-19 pandemic and to protect the health of our employees, stockholders and the community, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting https://web.lumiagm.com/244520492. We expect to return to an in person meeting for our 2021 annual meeting of stockholders.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by telephone or the Internet, vote as instructed by your broker, or vote your shares electronically at the Annual Meeting.

We look forward to seeing you at the meeting.

Sincerely,

Sean E. George, Ph.D.

President and Chief Executive Officer

Invitae Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Monday, June 8, 2020

To Our Stockholders:

Invitae Corporation will hold its 2020 Annual Meeting of Stockholders at 4:00 p.m., Pacific Time, on Monday, June 8, 2020. In light of the on-going developments related to the COVID-19 pandemic and to protect the health of our employees, stockholders and the community, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting https://web.lumiagm.com/244520492.

We are holding this Annual Meeting:

•	to elect two Class I directors to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in the attached Proxy Statement;

•	to approve, on a non-binding advisory basis, the frequency of holding an advisory vote on named executive officer compensation;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Stockholders of record at the close of business on April 9, 2020 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By Order of the Board of Directors,

Thomas Brida

General Counsel and Secretary

San Francisco, California

April 29, 2020

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on June 8, 2020.

The Proxy Statement and Annual Report are available at

http://www.astproxyportal.com/ast/19938/

i

Invitae Corporation

1400 16th Street

San Francisco, California 94103

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Invitae Corporation, a Delaware corporation (“we,” “us,” “our,” “Invitae” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held virtually on Monday, June 8, 2020 at 4:00 p.m., Pacific Time, and any adjournments or postponements thereof (the “Annual Meeting”).

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to stockholders on or about April 29, 2020.

Questions and Answers About

the Proxy Materials and the Annual Meeting

Why am I receiving these materials?

Our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. This year’s annual meeting will be held virtually. You are invited to attend the Annual Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by telephone or the Internet. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have opted to furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders as of April 9, 2020, which is the record date for the Annual Meeting (the “Record Date”). Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by Internet or telephone as early as possible to avoid COVID-19 related processing delays.

What proposals will be voted on at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•	The election of two Class I directors to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•	The approval, on a non-binding advisory basis, of the compensation paid by us to our named executive officers as disclosed in this Proxy Statement;

•

The selection, on a non-binding advisory basis, of whether future advisory votes on the compensation paid by us to our named executive officers should be held every year, every two years or every three years; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

What are the Board’s recommendations?

Our board of directors recommends that you vote:

•	“FOR” election of each of the nominees for Class I director;

•	“FOR” the approval, on a non-binding advisory basis, of the compensation paid by us to our named executive officers as disclosed in this Proxy Statement;

•	For the “EVERY YEAR” option, on a non-binding advisory basis, as the frequency of a non-binding advisory stockholder vote on the compensation of our named executive officers; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on the Record Date, April 9, 2020, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, for ten days prior to the Annual Meeting at our offices located at 1400 16th Street, San Francisco, California 94103. Please contact our Secretary by telephone at (415) 374-7782 if you wish to inspect the list of stockholders prior to the Annual Meeting. This list will also be available for examination during the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, the stockholder of record. The Notice has been sent directly to you by us.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.

How do I vote?

You may vote using any of the following methods:

By Internet – Stockholders of record may submit proxies by following the Internet voting instructions on their proxy cards prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible. The Internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Telephone – Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Mail – If you would like to receive a paper copy of the proxy card, you must request one. Stockholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2, FOR “1 YEAR” in Proposal 3 and “FOR” Proposal 4. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

At the Virtual Meeting – Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting by visiting https://web.lumiagm.com/244520492 (password: nvta2020) and using the control number included on your proxy materials. If you have already voted previously by telephone or the Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet, telephone or mail prior to the meeting so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by telephone or the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker and present it to AST at least two weeks in advance of the Annual Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

How are votes counted?

For Proposal 1, the election of directors, you may vote “FOR” the Class I nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. “WITHHELD” votes will not affect the outcome. Broker non-votes will have no effect.

For Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” An abstention has the same effect as a vote “AGAINST” Proposal 2. Broker non-votes will have no effect.

For Proposal 3, the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, you may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN.” An abstention has no effect on the determination of which voting frequency (“EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS”) receives the highest number of affirmative votes cast. Broker non-votes will have no effect.

For Proposal 4, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” An abstention has the same effect as a vote “AGAINST” Proposal 4. Broker non-votes will have no effect.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the election of the Class I nominees to the board of directors, “FOR” approving, on a non-binding advisory basis, the compensation of our named executive officers, for selecting “EVERY YEAR” as the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What vote is required to approve each item?

For Proposal 1, the election of directors, the two nominees receiving the most affirmative “FOR” votes will be elected.

Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote.

For Proposal 3, the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, the frequency receiving the greatest number of votes of the shares present at the Annual Meeting or represented by proxy and entitled to vote will be deemed to be the preferred frequency option of our stockholders.

Proposal 4, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020, requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange (the “NYSE”), such as the ratification of the appointment of our independent auditors, and therefore, broker non-votes are not expected to exist with respect to this proposal. The election of directors, an advisory vote on the approval of named executive officer compensation and the frequency with which such advisory vote will be approved by the stockholders, are each considered a “non-routine” item for which brokers and nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to this proposal. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director nominee.

What constitutes a quorum?

The presence online at the Annual Meeting or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date, will constitute a quorum. As of the close of business on the Record Date, there were 125,005,667 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Why are we holding a virtual Annual Meeting?

After careful consideration, in light of the on-going developments related to the COVID-19 pandemic and to protect the health of our employees, stockholders and the community, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. In addition, we believe that the virtual meeting format will expand stockholder access and participation. You will not be able to attend the Annual Meeting in person. We currently expect that the 2021 annual meeting of stockholders will be held in person.

How can I attend the virtual Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting via live audio webcast by visiting https://web.lumiagm.com/244520492. The password for the meeting is: nvta2020. To participate in the Annual Meeting, you will also need a control number, which is included on your proxy materials. The Annual Meeting will begin promptly at 4:00 p.m., Pacific Time, on Monday, June 8, 2020. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately 3:30 p.m., Pacific Time, on Monday, June 8, 2020.

If you wish to submit a question during the Annual Meeting, you may log into https://web.lumiagm.com/244520492 using the password and your control number and enter a question at the applicable place and click “submit.” We will answer questions that comply with our meeting rules of conduct, subject to time constraints.

What if I have technical difficulties accessing or participating in the virtual Annual Meeting?

We will have technicians ready to assist you with technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. Please refer to the technical support information located at https://go.lumiglobal.com/faq.

IMPORTANT

Please promptly vote by telephone or the Internet, or by following the instructions provided by your bank, broker or nominee, so that your shares can be represented at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our amended and restated bylaws (the “Bylaws”), provide that our board of directors shall consist of such number of directors as the board of directors may from time to time determine. Our board of directors currently consists of five directors. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors. Our board of directors is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Geoffrey S. Crouse and Christine M. Gorjanc and their terms will expire at the Annual Meeting;

•	Our Class II director is Chitra Nayak and her term will expire at the 2021 annual meeting of stockholders; and

•	Our Class III directors are Eric Aguiar and Sean E. George and their terms will expire at the 2022 annual meeting of stockholders.

Two Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2023 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms. The nominees receiving the highest number of affirmative votes will be elected as the Class I directors. The nominating and corporate governance committee of the board of directors has recommended, and the board of directors has designated, Geoffrey S. Crouse and Christine M. Gorjanc as the nominees for Class I director to serve until the 2023 annual meeting of stockholders, and each has indicated to us that he or she will be able to serve. If one or both nominees are unable or decline to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by the board of directors, taking into account any recommendations of the nominating and corporate governance committee, to fill such vacancy.

The names of the Class I nominees and the other members of the board of directors and certain biographical information as of March 31, 2020 are set forth below:

Name	Age	Position with Company	Director Since
Sean E. George, Ph.D.	46	President, Chief Executive Officer, Director and Co-Founder	2010
Eric Aguiar, M.D.	58	Director	2010
Geoffrey S. Crouse	49	Director	2012
Christine M. Gorjanc	63	Director	2015
Chitra Nayak	56	Director	2018

Class I Nominees:

Geoffrey S. Crouse has served on our board of directors since March 2012. Since July 2017, Mr. Crouse has served as Chief Executive Officer of Syneron Candela, a privately held non-surgical aesthetic device company. From December 2015 to July 2017, Mr. Crouse was a consultant for private equity evaluating investment opportunities. Mr. Crouse served as Chief Executive Officer of Cord Blood Registry from September 2012 to August 2015 when it was sold to AMAG Pharmaceuticals. He served as Executive Vice President of AMAG until December 2015. Cord Blood Registry stores stem cells from umbilical blood and tissues. From April 2011 through September 2012, Mr. Crouse was a consultant for private equity evaluating investment opportunities. He previously served as Chief Operating Officer at Immucor, Inc., an in vitro diagnostics company, from August 2009 to April 2011. Prior to Immucor, he served as Vice President of the life sciences business at Millipore

Corporation, a provider of technologies, tools and services for the life sciences industry, from 2006 to 2009. Prior to joining Millipore, he worked at Roche, a pharmaceuticals and diagnostics company, where he held various roles from 2003 to 2006. Mr. Crouse holds a B.A. in English and Japanese from Boston College and an M.B.A. and Masters of Public Health from the University of California Berkeley. We believe that Mr. Crouse is qualified to serve on our board of directors due to his extensive experience in the life sciences industry and his management and financial experience with life sciences companies.

Christine M. Gorjanc has served on our board of directors since November 2015. She has served as the Chief Financial Officer of Arlo Technologies, Inc., a publicly traded home automation company, since August 2018. She previously served as the Chief Financial Officer of Netgear, Inc., a publicly traded provider of networking products and services, from January 2008 to August 2018, where she also served as Chief Accounting Officer from December 2006 to January 2008 and Vice President, Finance from November 2005 to December 2006. From September 1996 through November 2005, Ms. Gorjanc served as Vice President, Controller, Treasurer and Assistant Secretary for Aspect Communications Corporation, a provider of workforce and customer management solutions. From October 1988 through September 1996, she served as the Manager of Tax for Tandem Computers, Inc., a provider of fault-tolerant computer systems. Prior to that, Ms. Gorjanc served in management positions at Xidex Corporation, a manufacturer of storage devices, and spent eight years in public accounting with a number of public accounting firms. Ms. Gorjanc currently serves as a director of Juniper Networks, Inc., a publicly traded company that develops networking products. Ms. Gorjanc holds a B.A. in Accounting (with honors) from the University of Texas at El Paso and a M.S. in Taxation from Golden Gate University. We believe that Ms. Gorjanc is qualified to serve on our board of directors due to her extensive experience in the technology industry and her management and financial experience.

The Board of Directors Recommends a Vote “FOR” the Election of the Class I Nominees Set Forth Above as Directors of the Company.

Directors:

Chitra Nayak has served on our board of directors since September 2018. Ms. Nayak currently serves as an advisor to technology startups, and has served as an adjunct faculty member at California State University’s M.B.A. program since January 2019. Ms. Nayak served as the Chief Operating Officer of Comfy, Inc., a real-estate technology company in the machine learning and IoT space, from February 2017 to June 2018, when it was acquired by Siemens, and prior to that, the Chief Operating Officer of Funding Circle Ltd., an online peer-to-peer lending marketplace, from February 2015 to May 2016. Prior to joining Funding Circle, Ms. Nayak worked at Salesforce.com, a cloud computing company, for eight years, serving in a variety of roles including Chief Operating Officer of Platform from February 2013 to January 2015, Senior Vice President of Global Sales Development from February 2008 to January 2013 and Vice President of Marketing Strategy & Operations from February 2007 to January 2008. From 2004 to 2006, Ms. Nayak served as Vice President, Membership Products for California State Automobile Association, a provider of automobile insurance. From 1999 to 2003, Ms. Nayak served as Vice President, Strategy & Operations of Charles Schwab Corporation, an investment and brokerage firm. Prior to that, Ms. Nayak spent six years with the Boston Consulting Group, and four more years with a number of engineering consulting firms. Ms. Nayak holds a B.S. in Engineering from the Indian Institute of Technology, an M.S. in Engineering from Cornell University, and an M.B.A. from Harvard Business School (with honors). We believe that Ms. Nayak is qualified to serve on our board of directors due to her substantial experience scaling companies through high-growth phases and as well as her background in operations and go-to-market strategies for complex businesses.

Eric Aguiar, M.D. has been a member of our board of directors since September 2010. Since January 2016 he has been a partner at Aisling Capital, an investment firm specializing in products, technologies, and global businesses that advance health. He was a partner in the venture capital firm Thomas, McNerney & Partners from 2007 to January 1, 2016. Prior to joining that firm, he was a Managing Director of HealthCare Ventures, a healthcare focused venture capital firm, from 2001 to 2007. Dr. Aguiar was Chief Executive Officer and a

director of Genovo, Inc., a biopharmaceutical company focused on gene delivery and gene regulation, from 1998 to 2000. Dr. Aguiar currently serves as a director of Eidos Therapeutics, Inc. and BridgeBio Pharma, Inc., each a publicly traded biotech company, and previously served as a director of Biohaven Pharmaceutical Company Ltd. and Amarin Pharmaceuticals, each a publicly held biopharmaceutical company, as well as on the boards of directors of numerous private companies including companies in the life sciences industry. He is a member of the Board of Overseers of the Tufts School of Medicine and a member of the Council on Foreign Relations. He received an M.D. with honors from Harvard Medical School and a B.A. in Arts and Sciences from Cornell University. Dr. Aguiar was also a Luce Fellow and is a Chartered Financial Analyst. We believe that Dr. Aguiar is qualified to serve on our board of directors due to his extensive experience within the life sciences field, his experience on various public company boards, and his management and financial experience with life sciences companies.

Sean E. George, Ph.D. is one of our co-founders and has been our President and Chief Executive Officer since January 2017, a position he previously held from January 2010 through August 2012. Dr. George served as our President since August 2012, and he has served as our Chief Operating Officer from August 2012 until January 2017. He has also served as a director since January 2010. Prior to co-founding Invitae, Dr. George served as Chief Operating Officer from 2007 to November 2009 at Navigenics, Inc., a personalized medicine company. Previously, he served as Senior Vice President of Marketing and Senior Vice President, Life Science Business at Affymetrix, Inc., a provider of life science and molecular diagnostic products, as well as Vice President, Labeling and Detection Business at Invitrogen Corporation, a provider of tools to the life sciences industry, during his tenure there from 2002 to 2007. Dr. George holds a B.S. in Microbiology and Molecular Genetics from the University of California Los Angeles, an M.S. in Molecular and Cellular Biology from the University of California Santa Barbara, and a Ph.D. in Molecular Genetics from the University of California Santa Cruz. We believe that Dr. George’s perspective as our founder and his current role as President and Chief Executive Officer qualify him to serve on our board of directors.

Director Nominations

The board of directors nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board for nomination or election.

Our board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our governance guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee also seeks to ensure that a majority of our directors are independent under the rules of the NYSE and that one or more of our directors is an “audit committee financial expert” under the rules of the SEC.

The nominating and corporate governance committee believes it appropriate for our President and Chief Executive Officer to participate as a member of the board of directors.

Prior to our annual meeting of stockholders, our nominating and corporate governance committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the nominating and corporate governance committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board or other event, then the committee will consider whether to replace the director or to decrease the size of the board. If the decision is to replace a director, the nominating and corporate governance committee will consider various candidates for board membership, including those suggested by committee members, by other board members, a director search firm engaged by the committee or our stockholders. Prospective nominees are evaluated by the nominating and corporate governance committee based on the membership criteria described above and set forth in our governance guidelines.

A stockholder who wishes to suggest a prospective nominee for the board of directors should notify the Secretary of the Company or any member of the nominating and corporate governance committee in writing with any supporting material the stockholder considers appropriate. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the preceding year or the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting of stockholders, notice by the stockholder to be timely must be so received by our Secretary not later than the close of business on the later of (1) the 90th day prior to the date of the scheduled annual meeting and (2) the 10th day following the earlier to occur of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which public announcement of the date of such scheduled annual meeting was first made. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the related rules and regulations under that Section.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to our board of directors for consideration by the nominating and corporate governance committee generally must include the following information about the prospective nominee:

•	the name, age, business address and residence address of the person;

•	the principal occupation of the person;

•	the number of shares of our capital stock owned by the person;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act; and

•	the person’s written consent to serve as a director if elected.

The nominating and corporate governance committee may require any prospective nominee recommended by a stockholder to furnish such other information as the committee reasonably may require to determine the person’s eligibility to serve as an independent director or that could be material to a stockholder’s understanding of the person’s independence or lack thereof.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Invitae Corporation, 1400 16th Street, San Francisco, California 94103. You may obtain a copy of the full text of this provision of the Bylaws by writing to our Secretary at the above address.

Director Independence

Our board of directors determined that Eric Aguiar, Geoffrey S. Crouse, Christine M. Gorjanc and Chitra Nayak are “independent directors” as defined under the rules of the NYSE. There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2019 were Geoffrey S. Crouse and Eric Aguiar. No member of our compensation committee in 2019 was at any time during 2019 or at any other time an officer or employee of ours, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Board Meetings

The board of directors held 10 meetings during 2019. Each director attended at least 75% of the aggregate meetings held by the board of directors and the committees on which such director served. We do not have a policy that requires the attendance of directors at the Annual Meeting. Three of our directors attended the 2019 annual meeting of stockholders.

Meeting of Non-Management and Independent Directors and Communications with Directors

During meetings of our board of directors, our independent directors meet in an executive session without management or management directors present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. Christine M. Gorjanc, our lead independent director, presides over the executive sessions of the independent directors. Our board of directors welcomes questions or comments about our company and our operations. If a stockholder or interested party wishes to communicate with our board of directors, including our independent directors, they may send their communication in writing to: Secretary, Invitae Corporation, 1400 16th Street, San Francisco, California 94103. You must include your name and address in the written communication and indicate whether you are a stockholder. The Secretary will review any communication received from a stockholder or interested party, and all material communications will be forwarded to the appropriate director or directors or committee of the board of directors based on the subject matter.

Board Committees

We have established an audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a charter that has been approved by our board of directors. Copies of each charter are posted on the corporate governance section of our website at www.invitae.com. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, and the current rules and regulations of the SEC and the NYSE. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below.

Audit Committee

Current Members:	Christine M. Gorjanc (Chair)
Eric Aguiar, M.D.
Geoffrey S. Crouse

Number of Meetings in 2019:	5

Functions:	Our audit committee assists our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control, internal audit and legal compliance functions, and is directly responsible for the approval of the services performed by our independent registered public accounting firm and reviewing of their reports regarding our accounting practices and systems of internal accounting control. Our audit committee also oversees the audit efforts of our independent registered public accounting firm and takes actions as it deems necessary to satisfy itself that such firm is independent of management. Our audit committee is also responsible for monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. Our board of directors has determined that each of Dr. Aguiar, Mr. Crouse and Ms. Gorjanc is an audit committee financial expert, as defined by the rules promulgated by the SEC, and each of the members of our audit committee has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE.

Compensation Committee

Current Members:	Geoffrey S. Crouse (Chair)
Eric Aguiar, M.D.

Number of Meetings in 2019:	1

Functions:	Our compensation committee assists our board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee reviews and makes recommendations to our board of directors with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

The board of directors has established a Special Stock Incentive Plan Committee, the members of which are our President and Chief Executive Officer, Sean E. George, our Chief Financial Officer, Shelly D. Guyer, and our Chief Operating Officer, Lee Bendekgey. The Special Stock Incentive Plan Committee has been delegated the authority to make awards or grants under our Stock Incentive Plan (including shares, options, or restricted stock units) to employees (including new employees), other than to any member of our board of directors and individuals designated by our board of directors as “Section 16 officers.”

Nominating and Corporate Governance Committee

Current Members:	Eric Aguiar, M.D. (Chair)
Geoffrey S. Crouse Chitra Nayak

Number of Meetings in 2019:	1

Functions:	Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, our nominating and corporate governance committee is responsible for overseeing our Corporate Governance Guidelines, and reporting and making recommendations to the board of directors concerning corporate governance matters.

Corporate Governance

Board Leadership Structure

Our co-founder, President and Chief Executive Officer, Dr. George, serves as our chairman of the board. The board believes that having our President and Chief Executive Officer serve as chairman of the board promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for his success or failure.

The independent directors have chosen to appoint a lead independent director, currently the chair of the audit committee, Ms. Gorjanc, to run executive sessions of the board. The independent directors meet in an executive session after each regular board meeting, at which the independent directors have the opportunity to discuss management performance.

Role in Risk Oversight

Our board of directors is responsible for overseeing the overall risk management process at the company. The responsibility for managing risk rests with executive management while the committees of our board of directors and our board of directors as a whole participate in the oversight process. Our board of directors’ risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance, cybersecurity, financial reporting, internal risk management and internal controls.

Certain Relationships and Related Party Transactions

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct and Ethics as discussed below. Additionally, we conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by our audit committee, as discussed below.

Corporate Governance Guidelines

Our board has adopted written Corporate Governance Guidelines to ensure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists the board in implementing and adhering to the Corporate Governance Guidelines. The Corporate Governance Guidelines are reviewed at least annually by the nominating and corporate governance committee, and changes are recommended to our board of directors as warranted.

Code of Business Conduct and Ethics

We believe that our corporate governance initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our board of directors will continue to evaluate our corporate governance principles and policies.

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations;

•	confidentiality;

•	conflicts of interest;

•	corporate opportunities;

•	competition and fair dealing;

•	payments or gifts from others;

•	health and safety;

•	insider trading;

•	protection and proper use of company assets; and

•	record keeping.

Our board of directors has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and Chief Financial Officer as well as other key management employees addressing ethical issues. The Code of Business Conduct and the Code of Ethics for Senior Financial Officers are each posted on our website ir.invitae.com. The Code of Business Conduct and the Code of Ethics for Senior Financial Officers can only be amended by the approval of a majority of our board of directors. Any waiver to the Code of Business Conduct and Ethics for an executive officer or director or any waiver of the Code of Ethics for Senior Financial Officers may only be granted by our board of directors or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

To date, there have been no waivers under our Code of Business Conduct or Code of Ethics for Senior Financial Officers. We intend to disclose future amendments to certain provisions of these codes or waivers of such codes granted to executive officers and directors on our website at ir.invitae.com within four business days following the date of such amendment or waiver.

Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, charters for each of the audit, compensation and nominating and corporate governance committees and other corporate governance documents, are posted on the investor relations section of our website at ir.invitae.com under the heading “Governance — Governance documents.” In addition, stockholders may obtain a printed copy of these documents by writing to Secretary, Invitae Corporation, 1400 16th Street, San Francisco, California 94103.

Certain Relationships and Related Transactions

In addition to the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement, there were no transactions since January 1, 2019 to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Related Party Transaction Approval

We have adopted a written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will approve only those transactions it determines are fair to and in the best interests of the Company, after considering the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Director Compensation

The following table shows certain information with respect to the compensation of our non-employee directors and our executive chairman during the fiscal year ended December 31, 2019:

Name	Fees earned or paid in cash ($)	Option awards ($) (1)	All other compensation ($)	Total ($)
Eric Aguiar, M.D.	50,000	145,180	—	195,180
Geoffrey S. Crouse	50,000	145,180	—	195,180
Christine M. Gorjanc	45,000	145,180	—	190,180
Chitra Nayak	32,175	108,885	—	141,060
Randal W. Scott, Ph.D. (2)	—	145,180	—	145,180

(1)

Amounts represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) for financial reporting purposes, rather than amounts paid to or realized by the named individual. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.
(2)	Represents compensation received in Dr. Scott’s capacity as a director only. Dr. Scott ceased to be a director and executive chairman effective September 1, 2019.

The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at December 31, 2019:

Name	Number of shares
Eric Aguiar, M.D.	50,000
Geoffrey S. Crouse	52,500
Christine M. Gorjanc	55,000
Chitra Nayak	27,500
Randal W. Scott, Ph.D.	—

Standard Compensation Arrangements

Employee directors do not receive any compensation for service as a member of our board of directors, other than the annual equity grant our former executive chairman, Randal W. Scott, received for his service as our executive chairman. We reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

Initial Equity Grants. Each non-employee director who joins our board of directors receives an option to purchase 20,000 shares of our common stock, with one quarter of the shares subject to the option vesting on the first anniversary of the director’s appointment or election to our board of directors and 1/48th of the shares subject to the option vesting on a monthly basis over the following three years, subject to the director’s continuous service as a member of our board of directors. The exercise price of these options will be the fair market value on the date of grant. If still vesting, the options will accelerate in full upon a change in control of our company.

Annual Equity Grants. Each non-employee director with at least 12 months of continuous service as of the date of each annual meeting of our stockholders is entitled to receive an annual award of an option to purchase 10,000 shares of our common stock. In addition, our executive chairman received an annual award of an option to purchase 10,000 shares of our common stock for his service as executive chairman, which service terminated on September 1, 2019. Directors with less than 12 months of continuous service as of such annual meeting are also entitled to receive such an option, but with the number of shares pro-rated to reflect their applicable portion of a full year of service. The exercise price of annual equity awards will be the fair market value on the date of grant. If still vesting, the annual equity awards will accelerate in full upon a change in control of our company.

Cash Compensation. Each non-employee director is entitled to receive annual cash compensation for their service on our board of directors, payable quarterly in arrears. Annual compensation is pro-rated for non-employee directors with less than 12 months of service. Unpaid retainers are payable in full for the current fiscal year in the event of a change in control of our company during that fiscal year. The annual retainer for service on our board of directors was $30,000. Directors, other than committee chairs, receive an annual fee of $5,000 for service on each of the committees of our board of directors on which they serve. The chairperson of the audit committee receives an annual fee of $15,000 and the chairpersons of the compensation committee and the nominating and corporate governance committee each receive an annual fee of $10,000.

Fiscal Year 2020 Director Compensation

Our independent compensation consultant, Compensia, Inc. (“Compensia”), periodically conducts an independent review of our non-employee director compensation on behalf of the compensation committee. Upon review of Compensia’s proposals based on its independent review, the compensation committee recommended modifications to compensation for non-employee directors in order to maintain the competitive positioning of overall compensation relative to peers in the market. In February 2020, our board of directors approved the following modifications to non-employee director compensation to be effective beginning February 24, 2020:

•

A change to the initial and annual automatic grants to non-employee directors from options to purchase 20,000 and 10,000 shares of our common stock, respectively, to fixed dollar values of $346,000 and $173,000, respectively, using the Black-Scholes option-pricing model;

•	An increase in the annual cash compensation for each non-employee director from $30,000 to $40,000;

•	An increase in the audit committee chair annual fee and member annual fee from $15,000 to $20,000 and $5,000 to $10,000, respectively;

•	An increase in the compensation committee chair annual fee and member annual fee from $10,000 to $15,000 and $5,000 to $6,000, respectively; and

•	A lead independent director annual fee of $25,000.

There were no other changes to the terms of the compensation for non-employee directors, including vesting and proration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation program is designed and operates with respect to our named executive officers listed in the Summary Compensation Table below. Our named executive officers consist of individuals who served, during 2019, as our principal executive officer, our principal financial officer, and the three most highly compensated executive officers (other than the principal executive officer and principal financial officer) who were serving as executive officers at the end of 2019. The named executive officers are:

Name	Position with Company
Sean E. George, Ph.D.	President and Chief Executive Officer, Director and Co-Founder
Shelly D. Guyer	Chief Financial Officer
Lee Bendekgey	Chief Operating Officer
Katherine A. Stueland	Chief Commercial Officer
Robert L. Nussbaum, M.D.	Chief Medical Officer

Executive Summary

The objective of our executive compensation program is to ensure we meet our commitment to stakeholders, in the following order:

•	the needs of our customers;

•	motivating our employees to serve our customers; and

•	our long-term stockholder value.

We believe we can build long-term stockholder value by executing on our mission to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Our goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. Our executive compensation program takes into account the dynamic growth of our business and our focused execution on our core business model. Our executive compensation philosophy is focused on real pay delivery through the achievement of performance targets, which ultimately drives total stockholder return (“TSR”) and aligns our named executive officers with long-term stockholders.

Financial Summary and Compensation Highlights

2019 was a year of extraordinary growth both in the United States and internationally, including the following:

•	2019 revenue increased 47% to a record $226.6 million, and gross profits increased 46% year over year.

•

Testing volume increased nearly 60% year over year, driven by an expanding customer base with approximately 3,500 new accounts added to the previous base of 4,900 accounts and strong re-order rates of 80% across new accounts in 2019.

•	One-year TSR was 46% and three-year annualized TSR was 27%.

Executive Compensation Historic Pay-for-Performance

The following chart shows the alignment of our Chief Executive Officer’s pay with our TSR over the past three years. The chart below compares the historical compensation for our Chief Executive Officer for the last three years, as reported in the Summary Compensation Table in our annual proxy statements, to our annual TSR during the same period.

(1)

Our Chief Executive Officer’s total direct compensation for 2019 includes the grant date value of an option to purchase 145,000 shares of common stock and the delivery of 100,072 restricted stock units based on 2019 performance (83.4% of target), as approved by the compensation committee based on the closing stock price on July 12, 2019. The grant date value of these awards and our Chief Executive Officer’s total compensation is included in the Summary Compensation Table below.

2019 CEO Pay

During 2019, the increase in our Chief Executive Officer’s reported total direct compensation reflects his leadership in achieving exceptional financial performance, increased testing volume, and acquisition activity, as measured in our incentive plan (described below) and our TSR during 2019.

	2019 ($)	2018 ($)	Year over Year Change
Revenue	216.8 million	147.7 million	47%
TSR (1)			46%
CEO Total Direct Compensation			126%
Reported Earned Base Salary	500,000	500,000
Reported Earned Bonus	166,788	—
Option Grant Date Value	2,105,110	925,360
Earned PRSUs/RSUs	2,263,629	808,000
Total	5,035,527	2,233,360

(1)	TSR represents cumulative stock price appreciation during the fiscal year ended December 31, 2019.

Our Compensation Program Benefits Our Stockholders

We are committed to sound executive compensation policies and practices, as highlighted in the following table.

What We Do	What We Do Not Do

 Rigorous, objective performance goals with aggressive bonus targets

 Limited perquisites

 Clawback policy covering cash incentives and stock awards

 Independent compensation consultant and compensation committee

 Annual risk assessment of compensation policies and programs

  No “golden parachute” gross-ups

  No dividends paid on unvested shares

  No options/SARs granted below fair market value

  No repricing of options without stockholder approval

  No excessive severance

  No guaranteed salary increases, bonuses, or long-term incentive awards

Compensation Philosophy

Real Pay Delivery

We compensate our named executive officers for achievement of short-term and long-term financial and operating goals and have competitive base salaries with no perks, severance, or deferred compensation.

Attract, Develop and Retain Key Talent

Our compensation program is designed to attract executives with appropriate expertise and experience and is flexible enough to adapt to economic, social and regulatory changes while considering the compensation programs of our peer companies.

Stakeholder Alignment

Our compensation program is aligned not only with stockholder interests but also with the interests of our customers and our employees.

Compensation Components

Pay Mix

We establish total direct compensation for our named executive officers consisting of the following components:

•

Base Salary: A market salary at competitive levels that sufficiently covers a fixed income component the employee can rely on. The fixed salary is set at a level that provides the ability to attract talent and promote long-term retention.

Year	Chief Executive Officer Base Salary ($)	Year over Year Change ($)
2017	479,077	149,077
2018	500,000	20,923
2019	500,000	—

•

Performance Cash Bonus and Performance-Based Restricted Stock Unit Awards: Bonus and restricted stock unit awards paid or issued based on the achievement of quantitative revenue goals set annually by management and the compensation committee. Bonus objectives are set to support increases in the annual revenue.

Eligibility for actual award amounts are not guaranteed and are determined at the discretion of the board of directors upon the recommendation of the compensation committee.

•

Option Awards: A compensation tool that rewards the Chief Executive Officer for longer service. Option award compensation ensures retention of our Chief Executive Officer by using longer-term vesting periods (refer to table below). Beginning in 2019, approximately 45% of the equity awards to our Chief Executive Officer (based on grant date value) are stock options.

Fiscal 2019 Compensation

The main elements of our executive compensation program include: (1) base salary, (2) performance bonus, (3) performance equity awards, and (4) time-based option awards. We describe each of these elements below and explain what we paid in 2019 and why.

The compensation committee’s independent compensation consultant, Compensia, reviewed our named executive officers’ 2019 compensation and noted their cash compensation is at or below the median of the 2020 peer group recommended by Compensia and that our long-term incentives are above the 75th percentile of such peer group but in line with our performance. Compensia also observed that our 2019 grants of performance-based restricted stock units (“PRSUs”) and stock options to our Chief Executive Officer reflect market practice.

Base Salary

The compensation committee did not approve increases in the base salaries of Dr. George, Ms. Guyer, Mr. Bendekgey, and Dr. Nussbaum for 2019. Ms. Stueland’s base salary was increased by $75,000 for 2019 to reflect the competitive market.

Performance Bonus and Performance Equity Awards

Under our 2019 Executive Management Incentive Compensation Plan (the “Incentive Plan”) effective as of January 1, 2019, our named executive officers were eligible to receive incentive compensation in the form of a cash bonus and PRSUs based on the percent achievement of our 2019 annual revenue target of $260 million. Cash bonuses and PRSUs could not exceed 115% of target and no cash bonuses or PRSUs would be paid or issued if the 2019 annual revenue was less than the threshold goal of 70% of target, or $182 million. Our 2018 annual revenue was $148 million.

Under the Incentive Plan, earned PRSUs would be granted no later than March 31, 2020 (and were actually granted on March 12, 2020) with one-third of the total PRSUs vesting on the grant date and the remaining PRSUs vesting in two equal installments on the first and second anniversary of the grant date, subject to the named executive officer’s continued service through the vesting date. For 2019, target cash and PRSU amounts for our named executive officers were as follows: Dr. George—$200,000 and 120,000 PRSUs; Ms. Guyer—$170,000 and 110,000 PRSUs; Mr. Bendekgey—$170,000 and 110,000 PRSUs; Ms. Stueland—$170,000 and 110,000 PRSUs; and Dr. Nussbaum—$150,000 and 110,000 PRSUs.

Based on the 2019 audited financial results, our board of directors determined that 83.4% of the 2019 target annual revenue was achieved. The Company accordingly awarded the following cash bonus and PRSUs to our named executive officers:

	2019 Incentive Plan Payouts
Name	Cash Bonus ($)	PRSU (#)	PRSU ($)	Total ($)
Sean E. George, Ph.D.	166,788	100,072	2,263,629	2,430,417
Shelly D. Guyer	141,769	91,733	2,075,000	2,216,769
Lee Bendekgey	141,769	91,733	2,075,000	2,216,769
Katherine A. Stueland	141,769	91,733	2,075,000	2,216,769
Robert L. Nussbaum, M.D.	125,091	91,733	2,075,000	2,200,091

Option Awards

On May 2, 2019, we granted our Chief Executive Officer an option to purchase 145,000 shares of common stock with an exercise price of $24.16 per share, our closing stock price on the grant date. The option award vests over four years with 25% of the award vesting on the one-year anniversary of the grant date and 1/48th of the award vesting each month thereafter, subject to the Chief Executive Officer’s continued service.

Other Perquisites and Benefits

We provide limited perquisites to our named executive officers that do not exceed the disclosure threshold. We have a 401(k) plan but no deferred compensation plan for executives. We do not have employment or change in control agreements.

Compensation Governance Components

Compensation Governance Provisions

The following policies and the chart below align management and stockholder interests, and mitigate any potential incentive for management to take inappropriate risks:

•

Insider Trading Policy: This policy is distributed to all employees, directors and contractors. All employees, directors and contractors are prohibited from buying or selling during predetermined closed window periods. In addition, executive officers and directors are required to obtain pre-clearance from our Chief Legal Officer or Chief Financial Officer prior to making any trades or entering into any 10b5-1 trading plans.

•

Hedging and Pledging: All executive officers, directors, and employees are prohibited from hedging or pledging stock under our Insider Trading and Communications Policy. We made a one-time exception to our no-pledging policy for our Chief Executive Officer for residential construction costs.

•

Claw-backs: In April 2020, we adopted a policy pursuant to which compensation paid based on performance, including annual performance bonuses and equity compensation, is subject to a robust “claw-back” policy. This Policy enables the compensation committee, if it determines appropriate and subject to applicable laws, to seek reimbursement from executive officers of:

•	the incremental portion of cash incentive awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results; and

•

the incremental share of our common stock settled for PRSUs in excess of the shares of our common stock that would have been settled for such PRSUs based on the restated financial results, or the value of such incremental shares to the extent an executive officer sells any incremental shares.

Compensation Program Risk Management

Our board of directors and the compensation committee are required to assess whether our compensation policies and practices and, in particular, our performance-based compensation practices, encourage executive officers or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Management believes that our practices adequately manage this risk because:

•	our executive compensation is benchmarked by our independent compensation consultant to our peers;

•	cash bonuses are capped;

•	our cash bonus plan preserves discretion to permit the compensation committee to elect not to pay otherwise achieved bonus amounts for any reason;

•	a meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our executives value and focus on our long-term performance; and

•	executive compensation is subject to our robust “claw-back” policy.

Compensation Process

In 2019, the compensation committee began its process of deciding how to compensate our named executive officers by considering the competitive market data provided by our Talent Operations team. Beginning in late 2019, the compensation committee engaged Compensia to provide prospective advice and recommendations on competitive market practices and compensation decisions; however, Compensia did not provide advice and recommendations for 2019 compensation decisions.

Peer Selection Methodology, Rationale and Comparison

In 2019 and prior years, our peer group was reviewed each year by our Talent Operations team and management. Below is the list of the peer companies recommended by our Talent Operations team and management and used for 2019 compensation decisions:

Peer Group Symbol	Peer Group Name
GHDX	Genomic Health*
GNMK	GenMark Diagnostics, Inc.
MYGN	Myriad Genetics, Inc. Nanostring
NSTG	Nanostring Technologies, Inc.
NTRA	Natera, Inc.
NEO	NeoGenomics, Inc.
VCYT	Veracyte, Inc.

* Acquired by Exact Sciences in November 2019.

Beginning in 2020, our peer group will be reviewed each year by Compensia using a defined methodology that identifies companies with attributes reasonably and objectively like ours in terms of industry, industry profile, size, and market capitalization to revenue ratio and profit margins. Below is the list of the peer companies recommended by Compensia and used for 2020 compensation decisions:

Peer Group Symbol	Peer Group Name
ADPT	Adaptive Biotechnologies Corp
CDNA	CareDx, Inc.
DNLI	Denali Therapeutics, Inc.
GNMK	GenMark Diagnostics, Inc.
GHDX	Genomic Health*
GH	Guardant Health, Inc.
IRTC	iRhythm Technologies, Inc.
LMNX	Luminex Corp
VIVO	Meridian Bioscience, Inc.
MYGN	Myriad Genetics, Inc.
NSTG	Nanostring Technologies, Inc.
NTRA	Natera, Inc.
NEO	NeoGenomics, Inc.
NVRO	Nevro Corp
OPK	OPKO Health, Inc.
QDEL	Quidel Corp
VCYT	Veracyte, Inc.

* Acquired by Exact Sciences in November 2019.

How We Use Our Peer Group

The positions of our named executive officers are compared to their counterpart positions in our peer group, and the compensation levels for comparable positions in that peer group are examined for guidance in determining:

•	base salaries;

•	performance bonuses; and

•	the amount and mix of long-term, equity-based incentive awards.

The compensation committee establishes base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each named executive officer taking into account, among other things, individual and company performance, role expertise and experience and the competitive market, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning and best compensation governance practices. The compensation committee does not tie individual compensation to specific target percentiles.

Making Decision and Policies

The compensation committee seeks input and recommendations from our Chief Executive Officer and our Talent Operations team, but makes all executive compensation and benefits determinations without delegation.

Our Chief Executive Officer also does not participate in determinations with respect to his own compensation. Beginning in late 2019, Compensia provides the compensation committee assistance in satisfying its duties, but Compensia will not undertake a project for management except at the request of the compensation committee chair, in the capacity of the compensation committee’s agent, and where such a project is in direct support of the compensation committee’s charter. The compensation committee assessed the independence of Compensia in 2019, taking into consideration applicable SEC rules and regulations, and NYSE independence factors regarding advisor independence, and believes that there are no conflicts of interest. The major topics covered at each compensation committee meeting are reported to the board of directors.

Tax Implications

The Company considers the effects of Section 162(m) of the Internal Revenue Code, which generally disallows the tax deduction for compensation in excess of $1 million for certain covered individuals. The compensation committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore the compensation committee has approved salaries and other awards for executive officers that were not fully deductible because of Section 162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve additional compensation that is not deductible for income tax purposes.

Compensation Committee Report

The following report of the compensation committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by Invitae Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and those discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee

Geoffrey S. Crouse, Chair

Eric Aguiar, M.D.

The following table sets forth information concerning the total compensation of the following persons, whom we refer to as our named executive officers: (i) our principal executive officer during the fiscal year ended December 31, 2019, (ii) our principal financial officer during the fiscal year ended December 31, 2019, and (iii) our three other most highly compensated executive officers who were serving at fiscal year-end.

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)	Total ($)
Sean E. George, Ph.D. President and Chief Executive Officer	2019	500,000	2,714,400	2,105,110	166,788	—	5,486,298
	2018	500,000	808,000	925,360	—	—	2,233,360
	2017	479,077	1,598,818	1,485,949	—	—	3,563,844
Shelly D. Guyer Chief Financial Officer	2019	425,000	2,488,200	—	141,769	—	3,054,969
	2018	425,000	1,010,000	—	—	—	1,435,000
	2017	220,673	413,100	589,523	—	—	1,223,296
Lee Bendekgey Chief Operating Officer	2019	425,000	2,488,200	—	141,769	—	3,054,969
	2018	425,000	1,050,400	—	—	—	1,475,400
	2017	409,616	506,291	—	—	—	915,907
Katherine A. Stueland Chief Commercial Officer	2019	403,366	2,488,200	—	141,769	—	3,033,335
	2018	350,000	1,131,200	—	—	—	1,481,200
Robert L. Nussbaum, M.D. Chief Medical Officer	2019	375,000	2,488,200	—	125,091	—	2,988,291

(1)	The salary amounts reflect the actual base salary payments earned by our named executive officers in the applicable fiscal year.
(2)

These amounts in this column represent the aggregate fair value of the stock awards computed as of the grant date of each award in accordance with ASC 718, which was determined using the closing price of our common stock on the date of grant. With respect to fiscal 2019, we granted PRSUs as part of the Incentive Plan. The PRSUs were granted and valued on July 14, 2019 at $22.62 per share, the closing price of our common stock on the date of the grant, and assuming the target number of shares would be earned at the end of the 2019 fiscal year performance period. The actual cash and PRSU payouts to our named executive officers were determined on March 12, 2020 at 83.4% of target based on fiscal 2019 revenue performance. With respect to fiscal 2019, the amounts shown for the PRSUs represent performance at target. Assuming maximum performance at 115% of target, the values would be as follows: $3,121,560 for Dr. George and $2,861,430 for each of our other named executive officers. See the section entitled “Compensation Discussion and Analysis” for a more complete description of the PRSUs granted during fiscal 2019.

(3)

The amounts in this column represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.

(4)

The amounts in this column for fiscal 2019 represent the annual cash incentive awards paid under the Incentive Plan for performance during fiscal 2019. See the section entitled “Compensation Discussion and Analysis” for a more complete description of how the annual incentive awards were determined for fiscal 2019.

Grants of Plan-Based Awards Table

The following table presents information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sean E. George, Ph.D.	5/02/19	—	—	—	—	—	—	145,000	24.16	2,105,110
	7/14/19	140,000	200,000	230,000	84,000	120,000	138,000	—	—	2,714,400
Shelly D. Guyer	7/14/19	119,000	170,000	195,500	77,000	110,000	126,500	—	—	2,488,200
Lee Bendekgey	7/14/19	119,000	170,000	195,500	77,000	110,000	126,500	—	—	2,488,200
Katherine A. Stueland	7/14/19	119,000	170,000	195,500	77,000	110,000	126,500	—	—	2,488,200
Robert L. Nussbaum, M.D.	7/14/19	105,000	150,000	172,500	77,000	110,000	126,500	—	—	2,488,200

(1)

These amounts represent possible payouts of annual cash incentives and PRSUs granted as part of the Incentive Plan based on revenue performance during fiscal 2019 as set forth in the Incentive Plan approved by the board of directors. The PRSUs were granted and valued on July 14, 2019 at $22.62 per share, the closing price of our common stock on the date of grant, and assuming the target number of shares would be earned at the end of the 2019 fiscal year performance period. The actual cash and PRSU payouts to our named executive officers were determined on March 12, 2020 at 83.4% of target based on fiscal 2019 revenue performance. One-third (33 1/3%) of the RSUs granted based on the PRSU payout vested on March 12, 2020 and the remainder will vest in two (2) equal installments on each of the first two (2) anniversaries thereafter, provided that the individual remains in continuous Service with the Company (or a Subsidiary or Affiliate) as of each such date.

(2)

These options were granted pursuant to the 2015 Stock Incentive Plan (the “2015 Stock Plan”) on May 2, 2019 and have a 10-year term in which 25% of the shares vest on the first anniversary of the grant date and 1/48 of the shares pursuant to the grant vest monthly thereafter for 36 months.

(3)

These PRSUs were approved by the board of directors on July 14, 2019 as part of the Incentive Plan and actual PRSU payouts were determined on March 12, 2020 at 83.4% of target based on fiscal 2019 revenue performance. The awards vest annually over 3 years on March 12, 2020 and on the first two (2) anniversaries thereafter. The fair value of the PRSUs is based on closing price of our common stock on July 14, 2019, the date the Incentive Plan was approved, and the target number of PRSUs.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2019:

		Option Awards					Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1), (2)
Sean E. George, Ph.D.	05/02/19	—	145,000	24.16	05/02/29	(4)	—		—	—	—
	07/14/19	—	—	—	—		—		—	120,000	1,935,600
	06/22/18	75,000	125,000	8.08	06/22/28	(4)	66,667	(6)	1,075,339	—	—
	02/03/17	178,959	73,689	9.06	02/03/27	(4)	58,941	(5)	950,718	—	—
	03/31/16	65,625	4,375	10.23	03/31/26	(4)	—		—	—	—
	08/04/15	180,000	—	9.90	08/04/25	(3)	—		—	—	—
	10/15/14	50,000	—	8.70	10/15/24	(3)	—		—	—	—
	02/28/14	50,000	—	3.42	02/28/24	(3)	—		—	—	—
	11/16/12	33,333	—	1.26	11/16/22	(3)	—		—	—	—
Shelly D. Guyer	07/14/19	—	—	—	—		—		—	110,000	1,774,300
	06/22/18	—	—	—	—		83,334	(6)	1,344,177	—	—
	06/12/17	62,500	37,500	9.18	06/12/27	(4)	15,030	(5)	242,434	—	—
Lee Bendekgey	07/14/19	—	—	—	—		—		—	110,000	1,774,300
	06/22/18	—	—	—	—		86,667	(6)	1,397,939	—	—
	02/03/17	—	—	—	—		18,665	(5)	301,066	—	—
	03/31/16	65,625	4,375	10.23	03/31/26	(4)	—		—	—	—
	08/04/15	70,000	—	9.90	08/04/25	(3)	—		—	—	—
	10/15/14	25,000	—	8.70	10/15/24	(3)	—		—	—	—
	02/28/14	8,333	—	3.42	02/28/24	(3)	—		—	—	—
	10/03/13	55,000	—	2.82	10/03/23	(3)	—		—	—	—
Katherine A. Stueland	07/14/19	—	—	—	—		—		—	110,000	1,774,300
	06/22/18	—	—	—	—		93,334	(6)	1,505,477	—	—
	02/03/17	—	—	—	—		17,683	(5)	285,227	—	—
	03/31/16	37,500	2,500	10.23	03/31/26	(4)	—		—	—	—
	09/09/15	30,000	—	10.94	09/09/25	(3)	—		—	—	—
	10/15/14	4,666	—	8.70	10/15/24	(3)	—		—	—	—
	02/28/14	833	—	3.42	02/28/24	(3)	—		—	—	—
	01/16/14	7,333	—	3.42	01/16/24	(3)	—		—	—	—
Robert L. Nussbaum, M.D.	07/14/19	—	—	—	—		—		—	110,000	1,774,300
	06/22/18	—	—	—	—		83,334	(6)	1,344,177	—	—
	02/03/17	—	—	—	—		19,647	(5)	316,906	—	—
	03/31/16	65,625	4,375	10.23	03/31/26	(4)	—		—	—	—
	08/04/15	90,000	—	9.90	08/04/25	(3)	—		—	—	—

(1)

These PRSUs represent the target number of PRSUs approved by the board of directors on July 14, 2019 as part of the Incentive Plan and actual PRSU payouts were approved by the compensation committee on March 12, 2020 at 83.4% of target based on fiscal 2019 revenue performance. One-third (33 1/3%) of the awards vested on March 12, 2020 and the remainder will vest in two (2) equal installments on each of the first two (2) anniversaries thereafter, subject to continued service.

(2)	The aggregate dollar value is calculated using the closing price of our common stock on December 31, 2019, the last trading day of fiscal 2019, of $16.13.
(3)	The option is fully vested.
(4)	The option vests as to 25% of the shares on the one-year anniversary of the grant date and 1/48th of the shares vest each month thereafter over the remaining three years, subject to continued service.
(5)	The RSUs vest in three equal installments, with 1/3rd of the total awards vesting on each of May 15, 2018, 2019 and 2020, subject to continued service.
(6)	The RSUs vest in three equal installments, with 1/3rd of the total awards vesting on each of August 15, 2019, 2020 and 2021, subject to continued service.

Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards by each of our named executive officers for the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sean E. George, Ph.D.	—	—	92,098	1,934,939
Shelly D. Guyer	—	—	56,651	1,308,299
Lee Bendekgey	—	—	61,942	1,418,077
Katherine A. Stueland	—	—	64,295	1,481,358
Robert L. Nussbaum, M.D.	10,000	109,400	61,254	1,395,710

(1)

Represents a cash exercise of the option for which we calculated the value realized based on the difference between the fair market value of our common stock on the date of exercise minus the exercise price of the option.

(2)	We computed the value realized upon vesting of RSUs by multiplying the number of shares of common stock underlying RSUs that vested by the closing price of our common stock on the vesting date.

Say-on-Pay Vote and Say-on-Pay Frequency Vote

As we are no longer an “emerging growth company” as defined under the JOBS Act, we will be holding our first non-binding stockholder advisory vote on the compensation of our named executive officers (a “Say-on-Pay vote”) at the Annual Meeting. In addition, we will be holding a non-binding stockholder advisory vote enabling our stockholders to indicate how frequently they believe we should seek a Say-on-Pay vote in the future (a “Say-on-Pay Frequency vote”). We value the opinions of our stockholders and the compensation committee and the board of directors will consider the outcome of future stockholder advisory votes, including the vote which will take place at the Annual Meeting, when we make compensation decisions for the named executive officers. For additional information about the Say-on-Pay vote and the Say-on-Pay Frequency vote, see Proposal 2 and Proposal 3, respectively, below.

Equity Compensation Plan Information

The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	12,427,165	(1)	$14.52	6,021,160	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	12,427,165		$14.52	6,021,160

(1)

Includes 3,541,893 shares issuable upon exercise of options outstanding under our 2015 Stock Plan, 5,287,615 shares issuable upon settlement of RSUs outstanding under our 2015 Stock Plan that are not subject to performance conditions, and 3,597,657 shares issuable upon settlement of PRSUs outstanding under our 2015 Stock Plan, which represents target payout of the PRSUs as of December 31, 2019. The weighted average exercise price in column (b) does not take into account these RSUs and PRSUs.

(2)

Represents 5,444,054 shares available for future issuance under the 2015 Stock Plan and 577,106 shares available for future issuance under our Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2019. No shares of common stock are available for future issuance under our 2010 Stock Plan other than to satisfy the exercise of stock options granted under that plan prior to its termination upon the closing of our initial public offering in February 2015.

The 2015 Stock Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2016, equal to the lesser of (x) 4% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (y) if our board of directors acts prior to the first day of the fiscal year, such lesser amount that our board of directors determines for purposes of the annual increase for that fiscal year. As of January 1, 2020, the 2015 Stock Plan was increased by 3,951,842 shares pursuant to such evergreen provision.

The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock available for purchase under such plan shall be increased on the first day of each year beginning in 2016, equal to the lesser of (x) 1% of the number of shares of common stock outstanding on such date or (y) a lesser amount determined by our board of directors. As of January 1, 2020, the ESPP was increased by 987,960 shares pursuant to such evergreen provision.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the Record Date as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and director nominees and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable or RSUs that vest, in each case, within 60 days of April 9, 2020, the Record Date for the Annual Meeting, and Convertible Preferred Stock (as defined in footnote 14 below) that is convertible at the option of the stockholder. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is c/o Invitae Corporation, 1400 16th Street, San Francisco, California 94103.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned (1)
Named Executive Officers and Directors:
Sean E. George, Ph.D. (2)	1,147,661	*
Shelly D. Guyer (3)	132,380	*
Lee Bendekgey (4)	181,721	*
Katherine A. Stueland (5)	141,444	*
Robert L. Nussbaum, M.D. (6)	242,679	*
Eric Aguiar, M.D. (7)	60,000	*
Geoffrey S. Crouse (8)	81,759	*
Christine M. Gorjanc (9)	55,000	*
Chitra Nayak (10)	15,833	*
All current executive officers and directors as a group (10 persons) (11)	2,126,567	2.9%

5% Stockholders:
ARK Investment Management LLC (12)	10,509,132	8.4%
Entities Affiliated with Sumitomo Mitsui Trust Holdings, Inc. (13)	10,057,040	8.0%
Entities Affiliated with Baker Bros. Advisors LP (14)	9,222,078	7.4%
Entities Affiliated with Casdin Capital, LLC (15)	9,033,943	7.2%
BlackRock, Inc. (16)	6,635,648	5.3%

*	Represents beneficial ownership of less than 1%.
(1)	Applicable percentage of beneficial ownership at April 9, 2020 is based on 125,005,667 shares outstanding.
(2)	Includes exercisable options to purchase 728,926 shares of common stock and 58,941 RSUs vesting within 60 days of April 9, 2020.
(3)	Includes exercisable options to purchase 72,916 shares of common stock and 15,030 RSUs vesting within 60 days of April 9, 2020.
(4)	Includes exercisable options to purchase 142,370 shares of common stock and 18,665 RSUs vesting within 60 days of April 9, 2020.

(5)	Includes exercisable options to purchase 82,832 shares of common stock and 17,683 RSUs vesting within 60 days of April 9, 2020.
(6)	Includes exercisable options to purchase 160,000 shares of common stock and 19,647 RSUs vesting within 60 days of April 9, 2020.
(7)	Includes exercisable options to purchase 50,000 shares of common stock vesting within 60 days of April 9, 2020.
(8)	Includes exercisable options to purchase 52,500 shares of common stock vesting within 60 days of April 9, 2020.
(9)	Includes exercisable options to purchase 55,000 shares of common stock vesting within 60 days of April 9, 2020.
(10)	Includes exercisable options to purchase 15,833 shares of common stock vesting within 60 days of April 9, 2020.
(11)	Includes an aggregate of exercisable options to purchase 1,371,527 shares of common stock and 135,861 RSUs vesting within 60 days of April 9, 2020.
(12)

According to Amendment No. 2 to Schedule 13G filed on February 14, 2020 by ARK Investment Management LLC (“ARK”), ARK has sole voting power with respect to 8,091,047 of the shares, sole dispositive power with respect to 10,509,132 of the shares and shared voting power with respect to 578,129 of the shares. The principal address for ARK is 3 East 28th Street, 7th Floor, New York, NY 10016.

(13)

According to Schedule 13G filed jointly on January 9, 2020 by Sumitomo Mitsui Trust Holdings, Inc. (“SMTH”) and Nikko Asset Management Co., Ltd. (“NAM”), and Schedule 13G filed on January 8, 2020 by Nikko Asset Management Americas, Inc. (“Nikko”), SMTH and NAM have shared voting and dispositive power with respect to 10,057,040 of the shares and Nikko has shared voting power with respect to 7,677,137 of the shares and shared dispositive power with respect to 10,057,040 of the shares. The shares reported by each of SMTH and NAM, as parent holding companies, are owned, or may be deemed to be beneficially owned by their subsidiary Nikko, which is classified as an investment adviser. The shares reported by Nikko, as subsidiary to SMTH and NAM, are owned, or may be deemed to be beneficially owned, by SMTH and NAM. The principal address for SMTH is 1-4-1 Marunouchi, Chiyoda-ku, Tokyo 100-8233, Japan. The principal address for NAM is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo 107-6242, Japan. The principal address for Nikko is 605 Third Avenue, 38th Floor, New York, NY 10158.

(14)

According to Amendment No. 2 to Schedule 13G filed jointly on February 14, 2020 (“Amendment No. 2”), by Baker Bros. Advisors LP (“Adviser”), Baker Bros. Advisors (GP) LLC (“Adviser GP”), Felix J. Baker and Julian C. Baker, Adviser has sole voting and dispositive power with respect to 9,222,078 shares held by the following limited partnerships and funds (collectively, the “Funds”): Baker Brothers Life Sciences, L.P. (“Life Sciences”); and 667, L.P. (“667”). Of the 9,222,078 shares, 8,456,989 shares are held by Life Sciences; and 765,0893 shares are held by 667. Adviser is the investment advisor of the Funds and has voting and investment power with respect to the shares of common stock held by the Funds. The Adviser GP, Felix J. Baker and Julian C. Baker as managing members of the Adviser GP, and the Adviser may be deemed to be beneficial owners of securities directly held by the Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. The 9,222,078 shares included an aggregate of 2,903,268 shares of our convertible preferred stock (the “Convertible Preferred Stock”) held by the Funds, which shares are only convertible to the extent that after giving effect to such conversion the holders thereof, together with their affiliates and any member of a Section 13(d) group, would beneficially own, for purposes of Rule 13d-3 under the Exchange Act no more than 9.99% of the outstanding shares of our common stock (the “Beneficial Ownership Limitation”). As a result of the Beneficial Ownership Limitation, the number of shares that may be issued upon conversion of shares of Convertible Preferred Stock by the holders may change depending upon changes in the outstanding shares of our common stock. The Beneficial Ownership Limitation may be increased or decreased to any other percentage at the holder’s election upon 61 days’ notice delivered to the Company. The principal address for the entities affiliated with Adviser is 860 Washington Street, 3rd Floor, New York, NY 10014. Additional conversion of Convertible Preferred Stock not reflected in Amendment No. 2 reduced the number of shares of Convertible Preferred Stock to 124,913 shares beneficially owned as of the Record Date.

(15)

According to Schedule 13G filed jointly on April 7, 2020 by Casdin Capital, LLC (“Casdin Capital”), Casdin Partners Master Fund, L.P. (“Casdin LP”), Casdin Partners GP, LLC (“Casdin LLC”) and Eli Casdin, Casdin Capital and Eli Casdin have shared voting power with respect to 9,033,943 of the shares and shared dispositive power with respect to 9,033,943 of the shares, and Casdin LP and Casdin LLC have shared voting power with respect to 8,895,491 of the shares and shared dispositive power with respect to 8,895,491 of the shares. The principal address for the entities affiliated with Casdin Capital is 1350 Avenue of the Americas, Suite 2600, New York, New York 10019.

(16)

According to Amendment No. 1 to Schedule 13G filed on February 10, 2020 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 6,385,330 of the shares and sole dispositive power with respect to 6,635,648 shares on behalf of itself and the following subsidiaries: BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and BlackRock Fund Advisors. The principal address for BlackRock is 55 East 52nd Street, New York, NY 10055.

Report of the Audit Committee

The audit committee operates under a written charter adopted by the board of directors. A link to the audit committee charter is available on our website at www.invitae.com. All members of the audit committee meet the independence standards established by the NYSE.

In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2019. The audit committee has also discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Audit Committee

Christine M. Gorjanc, Chair

Eric Aguiar, M.D.

Geoffrey S. Crouse

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term corporate objectives, and the creation of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2019 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is advisory, which means that the vote on executive compensation is not binding on us, our board of directors or the compensation committee of the board of directors. This vote is not intended to address any specific item of compensation, but rather the vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The Board of Directors Recommends a Vote “FOR” the Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF

A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote every six years, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC.

Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years.

Our board of directors has determined that a non-binding advisory vote on executive compensation that occurs annually is the most appropriate alternative for us and, therefore, the board of directors recommends that you vote for the “EVERY YEAR” option for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of every year, our board of directors was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to indicate their approval of, or dissatisfaction with, our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

This vote is advisory, which means that it is not binding on us, our board of directors or the compensation committee of the board of directors. The board of directors and the compensation committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders have the opportunity to choose among four options (holding the vote every year, every two years, every three years, or abstaining from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors. The frequency receiving the greatest number of votes will be deemed to be the preferred frequency option of our stockholders.

The Board of Directors Recommends a Vote, on a Non-Binding Advisory Basis, for the “EVERY YEAR” Option as the Frequency Holding an Advisory Vote on Executive Compensation.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Ernst & Young LLP has audited our financial statements since 2013. Representatives of Ernst & Young LLP are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they desire to do so.

Principal Accountant Fees and Services

The following table sets forth the fees billed by Ernst & Young LLP for audit and other services rendered:

	Year ended December 31,
	2019	2018
	(In thousands)
Audit Fees (1)	$2,273	$1,530
Audit-related Fees (2)	901	—
Tax Fees	—	—
All Other Fees (3)	—	2

	$3,174	$1,532

(1)

Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, as well as services in connection with regulatory filings or engagements.

(2)	Audit-related fees consist of fees incurred for procedures in connection with acquisitions and consultation regarding financial accounting and reporting matters.
(3)	All other fees consist of the cost of our subscription to an accounting research tool provided by Ernst & Young LLP.

Pre-approval Policies and Procedures

In connection with our initial public offering, our audit committee established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. These persons are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them with respect to transactions during 2019.

Householding of Proxy Materials

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of proxy materials mailed to you, please submit a request to: Secretary, Invitae Corporation, 1400 16th Street, San Francisco, California 94103, or call (415) 374-7782, and we will promptly send you what you have requested. You can also contact our Secretary at the above address or telephone number if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Stockholder Proposals for the 2021 Annual Meeting

If a stockholder wishes to present a proposal to be considered for inclusion in the proxy statement for the 2021 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by our Secretary no later than January 29, 2021. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.

A stockholder proposal not included in the proxy statement for the 2021 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Other Matters

Your board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by telephone or the Internet.

By Order of the Board of Directors

Thomas Brida General Counsel and Secretary

San Francisco, California

April 29, 2020

Stockholders may make a request for our Annual Report on Form 10-K for the year ended December 31, 2019 in writing to our Secretary, Invitae Corporation, 1400 16th Street, San Francisco, California 94103. We will also provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. The request must include a representation by the stockholder that, as of April 9, 2020, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K and exhibits are also available at www.invitae.com.

ANNUAL MEETING OF STOCKHOLDERS OF INVITAE CORPORATION June 8, 2020 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Annual Meeting of Stockholders, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/19938. Please sign, date and mail your proxy card in the envelope provided as soon as possible. your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230403000000000000 6 060820 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1, "FOR" PROPOSAL 2, FOR "1 YEAR" IN PROPOSAL 3 AND "FOR" PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. The election as Class I directors of the nominees listed below (except as marked to the contrary below). NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR NOMINEES FOR ALL EXCEPT (See instructions below) Geoffrey S. Crouse Christine M. Gorjanc INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. The approval, on a non-binding advisory basis, of the compensation paid to our named executive officers. FOR AGAINST ABSTAIN 3. The selection, on a non-binding advisory basis, of the frequency of holding an advisory vote on named executive officer compensation. 1 YEAR YEARS 3 YEARS ABSTAIN 4. The ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, FOR 1 YEAR in Proposal 3 and FOR Proposal 4. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INVITAE CORPORATION Proxy for Annual Meeting of Stockholders on June 8, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Shelly D. Guyer and Thomas Brida, each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if present and acting at the Annual Meeting of Stockholders of Invitae Corporation, to be held at 4:00 p.m., Pacific Time, on June 8, 2020, which will be held via live audio webcast at https://web.lumiagm.com/244520492, and at any adjournments or postponements thereof. To access the meeting, you must have the control number printed on the Notice of Internet Availability of Proxy Materials mailed to you, and the following password: nvta2020. (Continued and to be signed on the reverse side.) 1.1 14475